Exhibit 99.1

WEYCO REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Milwaukee, Wisconsin---March 8, 2022---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter and year ended December 31, 2021.

Fourth Quarter 2021

Consolidated net sales for the fourth quarter of 2021 were a record $101.4 million compared to fourth quarter 2020 net sales of $62.0 million. Consolidated gross earnings were 40.2% of net sales for the quarter compared to 44.5% of net sales in last year’s fourth quarter. The decrease in gross margins was largely due to lower wholesale margins partially offset by higher margins in the Company’s other businesses. Operating earnings totaled $12.8 million compared to $7.9 million in the fourth quarter of 2020. Quarterly net earnings rose to a record $10.3 million, or $1.07 per diluted share, up from $5.1 million, or $0.52 per diluted share, last year.

Last year’s fourth quarter results were significantly impacted by the COVID-19 pandemic. As such, comparisons of 2021 financial performance to 2020 may have limited utility. Therefore, selected comparisons to 2019 are included in this release as appropriate. Net sales for the fourth quarter of 2021 exceeded fourth quarter 2019 by 17%. The Company’s operating earnings also improved, beating fourth quarter 2019 levels by 11%.

North American Wholesale Segment

Net sales in the wholesale segment were $79.9 million compared to $46.2 million in the fourth quarter of 2020, with sales up across all of the Company’s brands. Last year’s fourth quarter sales of the Company’s legacy brands (Florsheim, Stacy Adams and Nunn Bush) were lower than normal because the pandemic significantly impacted sales of dress and dress-casual footwear. Sales of the BOGS outdoor brand, which were less affected by the pandemic in 2020, rose 29%, with sales up across most distribution categories.

The wholesale segment experienced significant growth in the fourth quarter of 2021, with net sales surpassing 2019 levels by 16%. Not only did Florsheim and BOGS achieve record fourth-quarter sales, but sales of the Stacy Adams and Nunn Bush brands rebounded to near pre-pandemic levels. While part of the sales increase can be attributed to some third quarter orders shipping in the fourth quarter due to delays in the supply chain, the Company did experience strong demand across all of its brands, as consumers continued to participate in normal activities and retailers worked to restock shelves.

Wholesale gross earnings were 33.7% of net sales for the quarter compared to 39.6% of net sales in last year’s fourth quarter. The decrease in gross margins in 2021 was primarily due to higher inbound freight costs, as the Company paid premium rates during the quarter. Management believes that gross margins will improve in mid to late 2022 as the supply chain stabilizes and as negotiated price increases with our customers go into effect. Operating earnings rose to $9.4 million for the quarter up from $5.6 million in 2020, due to higher sales partially offset by lower gross margins. Operating earnings reached 87% of the 2019 level.

North American Retail Segment

Net sales in the retail segment were $13.5 million compared to $8.7 million in the fourth quarter of 2020. Same store sales rose 57%, due to a 52% increase in e-commerce sales (with sales up on all brands’ websites) and higher brick-and-mortar sales. Last year’s brick-and-mortar sales were down significantly as a result of the pandemic. The Company closed three unprofitable retail stores in the third quarter of 2020 and one in the first quarter of 2021, and currently has just four active U.S. brick-and-mortar locations.

Retail gross earnings as a percent of net sales were 66.2% and 66.7% in the fourth quarters of 2021 and 2020, respectively. Retail operating earnings rose to $3.3 million for the quarter from $2.7 million last year, with earnings up at both the Company’s brick-and-mortar locations and in e-commerce.

The retail segment posted its highest-ever quarterly sales and operating earnings results in the fourth quarter of 2021, significantly outpacing the comparative 2019 levels by 48% and 116%, respectively. While most of the sales increase was driven by e-commerce growth, brick-and-mortar sales at the Company’s remaining locations also surpassed 2019 levels.

Other

Other net sales, which includes the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $8.0 million compared to $7.1 million in the fourth quarter of 2020. The 2021 increase was at Florsheim Australia, with sales up in both its retail and wholesale businesses, partially offset by lower sales at Florsheim Europe, as the Company is in the final stages of winding down Florsheim Europe.

Gross earnings in the Company’s other businesses were 61.1% of net sales for the quarter compared to 48.6% of net sales in the fourth quarter of 2020. Collectively, Florsheim Australia and Florsheim Europe had operating earnings totaling $41,000 versus operating losses of $393,000 last year. The improvement between periods was primarily due to lower operating losses at Florsheim Europe.

Other net sales for the fourth quarter of 2021 reached 88% of 2019 levels, with Florsheim Australia beating 2019 levels, offset by lower sales at Florsheim Europe. Lockdowns imposed in Australia were lifted, which allowed us to reopen all of Florsheim Australia’s retail stores during the quarter.

Full Year 2021

Consolidated net sales for the full year totaled $267.6 million compared to $195.4 million in 2020. Consolidated gross earnings as a percent of net sales were 40.1% and 40.2% in 2021 and 2020, respectively. Operating earnings rose to $25.7 million up from operating losses of $7.6 million last year. Net earnings were $20.6 million, or $2.12 per diluted share, in 2021, compared to net losses of $8.5 million, or $0.87 per diluted share, in 2020.

The Company’s 2020 results were significantly impacted by the pandemic, due to most brick-and-mortar retailers being closed for a majority of the second quarter and an overall decrease in consumer demand. Additionally, last year’s operating results included non-recurring charges totaling $11.9 million.

Consolidated net sales for the year-ended December 31, 2021 recovered to 88% of 2019 levels and operating earnings reached 95% of 2019 levels.

North American Wholesale Segment

Wholesale net sales were $205.4 million in 2021 compared to $152.2 million in 2020, with sales up across all brands. Last year’s sales of our legacy brands were down significantly as a result of the pandemic. Sales of the BOGS outdoor brand rose 17%, with sales up across most distribution categories.

Wholesale gross earnings as a percent of net sales were 33.8% in 2021 and 35.5% in 2020. The decrease in gross margins in 2021 was largely due to higher inbound freight costs, as previously described. Selling and administrative expenses were $49.9 million, or 24% of net sales, in 2021, versus $53.1 million, or 35% of net sales, in 2020. 2021 expenses included income of $5.5 million in wage subsidies received from the U.S. and Canadian governments, and expense of $1.1 million to write-off certain assets related to the closing of Florsheim Europe. 2020 wholesale expenses included $4.8 million in non-recurring charges. Wholesale operating earnings rose to $19.5 million in 2021 from $975,000 in 2020, due mainly to higher sales.

2021 wholesale sales and operating earnings rose to 85% and 70% of 2019 levels, respectively. Business recovery was sluggish in early 2021 with the first quarter still being significantly impacted by the pandemic, but operations improved after Covid vaccinations were rolled out in the second quarter.

North American Retail Segment

Retail net sales were $31.6 million in 2021 and $21.5 million in 2020. Same store sales rose 53%, due to a 43% increase in e-commerce sales (with sales up on all brands’ websites) and higher brick-and-mortar same store sales.

For the year, retail gross earnings rose to 66.4% of net sales in 2021 from 64.8% of net sales in 2020, with gross margins up at active brick-and-mortar locations and in e-commerce. The retail segment had operating earnings of $6.7 million in 2021 compared to operating losses of $1.1 million in 2020. Last year’s losses included $2.6 million in non-recurring charges. The improvement in 2021 was due to the benefit of closing unprofitable stores, higher e-commerce earnings, and improved performance at active brick-and-mortar locations.

2021 retail sales and operating earnings surpassed 2019 levels by 25% and 138%, respectively. The increases were primarily due to growth in the Company’s more profitable e-commerce businesses.

Other

The Company’s other businesses had combined net sales of $30.7 million in 2021 compared to $21.7 million in 2020. The increase was at Florsheim Australia, with sales up in both its retail and wholesale businesses. For the year, other net sales amounted to 84% of 2019 levels, with Florsheim Australia reaching 93% of 2019 levels, offset by lower sales at Florsheim Europe, which is being wound down.

Gross earnings in the Company’s other businesses were 55.8% of net sales in 2021 versus 48.8% of net sales in 2020. Collectively, Florsheim Australia and Florsheim Europe had operating losses totaling $404,000 in 2021 compared to operating losses of $7.5 million and $3.5 million in 2020 and 2019, respectively. Despite the lockdowns that existed throughout much of 2021, Florsheim Australia had operating earnings of $118,000 resulting from improved gross margins and cost reductions. Last year’s losses included $4.5 million in non-recurring charges. The improvement in 2021 was primarily due to the stronger results at Florsheim Australia.

“We are proud, as a Company, to have topped more than $100 million in sales and $10 million in net earnings in the fourth quarter of 2021, making it the highest grossing and most profitable quarter in Weyco’s history,” stated Thomas W. Florsheim, Jr., the Company’s Chairman and CEO. “We could not have achieved this milestone without the tremendous efforts of our corporate and distribution employees worldwide. We are also excited by the turnaround at Florsheim Australia. Its new leaner cost structure should enable us to be more profitable in the future. Looking back at the full year, we are very pleased with how our business has recovered from the pandemic, despite supply chain headwinds. While we expect these challenges to continue to impact us at least through the first part of 2022, we look forward to carrying this positive momentum well into next year.”

On March 8, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.24 per share to all shareholders of record on March 18, 2022, payable March 31, 2022.

Conference Call Details:

Weyco Group will host a conference call on March 9, 2022, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2021 financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: http://www.directeventreg.com/registration/event/4858042. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/5ezjdpnx.The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States, Australia and other international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the continued impact on the Company’s business of the COVID-19 pandemic, including increased costs, supply chain disruptions, or other prominent pandemic-related impacts, and the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; (iii) raise prices to pass through increased costs arising from the pandemic or otherwise; and (iv) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC, including the annual report on Form 10-K filed on March 12, 2021. With respect to the COVID-19 pandemic, which continues to evolve in unpredictable ways due to virus mutations, changing guidelines from applicable health authorities, changing governmental policies and restrictions and uneven availability and public acceptance of infection mitigation and vaccine programs, numerous factors will determine the extent and length of the impact on the Company, including the extent and duration of the pandemic in the U.S. and abroad and its impact on the U.S. and global economy, the extent and duration of the negative impacts on the Company’s supply chain, actions taken by governments, such as stay-at-home and similar orders that, among other effects, require retail store closures or limit foot traffic; the financial health of the Company’s customers and business partners, including the effects of any bankruptcy proceedings by such parties; and the health and welfare of the Company’s employees. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske

Senior Vice President and Chief Financial Officer

414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

		(In thousands, except per share amounts)
Net sales	$101,379	$61,967	$267,641	$195,375
Cost of sales	60,651	34,414	160,194	116,817
Gross earnings	40,728	27,553	107,447	78,558

Selling and administrative expenses	27,948	19,639	81,745	86,156
Earnings (loss) from operations	12,780	7,914	25,702	(7,598)

Interest income	136	119	641	527
Interest expense	-	(20)	(81)	(79)
Other income (expense), net	680	(51)	1,083	96

Earnings (loss) before provision for income taxes	13,596	7,962	27,345	(7,054)

Provision for income taxes	3,255	2,857	6,790	1,431

Net earnings (loss)	$10,341	$5,105	$20,555	$(8,485)

Weighted average shares outstanding
Basic	9,661	9,749	9,662	9,758
Diluted	9,699	9,749	9,693	9,758

Earnings (loss) per share
Basic	$1.07	$0.52	$2.13	$(0.87)
Diluted	$1.07	$0.52	$2.12	$(0.87)

Cash dividends declared (per share)	$0.24	$0.24	$0.96	$0.96

Comprehensive income (loss)	$13,572	$1,429	$23,766	$(11,954)

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2021	2020

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$19,711	$32,476
Investments, at fair value	8,122	-
Marketable securities, at amortized cost	219	2,215
Accounts receivable, net	53,287	34,631
Income tax receivable	495	1,374
Inventories	71,026	59,025
Prepaid expenses and other current assets	4,317	4,610
Total current assets	157,177	134,331

Marketable securities, at amortized cost	9,996	12,800
Deferred income tax benefits	1,063	1,235
Property, plant and equipment, net	29,202	30,759
Operating lease right-of-use assets	9,543	9,613
Goodwill	12,317	11,112
Trademarks	34,768	32,868
Other assets	23,601	24,001
Total assets	$277,667	$256,719

LIABILITIES AND EQUITY:
Accounts payable	$19,234	$8,444
Operating lease liabilities	3,593	4,245
Accrued liabilities	11,681	11,656
Total current liabilities	34,508	24,345

Deferred income tax liabilities	5,026	2,914
Long-term pension liability	27,776	33,534
Operating lease liabilities	7,520	7,734
Other long-term liabilities	1,442	267
Total liabilities	76,272	68,794

Common stock	9,709	9,797
Capital in excess of par value	68,718	67,178
Reinvested earnings	147,762	138,955
Accumulated other comprehensive loss	(24,794)	(28,005)
Total equity	201,395	187,925
Total liabilities and equity	$277,667	$256,719

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2021	2020
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$20,555	$(8,485)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities -
Depreciation	2,490	2,901
Amortization	307	316
Bad debt expense	198	5,289
Deferred income taxes	910	2,755
Net foreign currency transaction (gains) losses	(233)	98
Share-based compensation expense	1,575	1,377
Pension (benefit) expense	(26)	397
Impairment of long-lived assets	1,131	3,055
Loss on disposal of fixed assets	44	111
Increase in cash surrender value of life insurance	(636)	(611)
Changes in operating assets and liabilities - net of effects from acquisition
Accounts receivable	(18,717)	11,397
Inventories	(11,349)	27,520
Prepaid expenses and other assets	71	1,281
Accounts payable	10,755	(4,149)
Accrued liabilities and other	(1,567)	(1,773)
Accrued income taxes	884	(1,498)
Net cash provided by operating activities	6,392	39,981

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business	(2,550)	-
Proceeds from maturities of marketable securities	4,791	6,680
Purchases of investment securities	(35,000)	-
Proceeds from sale of investment securities	26,878	-
Life insurance premiums paid	(111)	(155)
Purchases of property, plant and equipment	(1,007)	(3,368)
Net cash (used for) provided by investing activities	(6,999)	3,157

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(9,345)	(11,776)
Shares purchased and retired	(2,525)	(2,063)
Net proceeds from stock options exercised	2	-
Proceeds from bank borrowings	-	33,947
Repayments of bank borrowings	-	(40,996)
Net cash used for financing activities	(11,868)	(20,888)

Effect of exchange rate changes on cash and cash equivalents	(290)	427

Net (decrease) increase in cash and cash equivalents	$(12,765)	$22,677

CASH AND CASH EQUIVALENTS at beginning of year	32,476	9,799

CASH AND CASH EQUIVALENTS at end of year	$19,711	$32,476

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$5,806	$914
Interest paid	$80	$72